Exhibit 99.1

D&B Reports on Investigation Related to China Operations

SHORT HILLS, N.J. – MARCH 18, 2012 – D&B (NYSE: DNB), the world’s leading source of commercial information and insight on businesses, announced today that it has temporarily suspended its Shanghai Roadway D&B Marketing Services Co Ltd. operations in China, pending an investigation into allegations that its data collection practices may violate local Chinese consumer data privacy laws. D&B acquired Roadway’s operations in 2009, and for 2011 Roadway accounted for approximately $23 million in revenue and $2 million in operating income.

In addition, D&B has been reviewing certain allegations that local employees may have violated the Foreign Corrupt Practices Act and certain other laws in our China operations. D&B is cooperating with the local Chinese investigation, and has voluntarily reported these matters to the U.S. Department of Justice and the U.S. Securities and Exchange Commission.

D&B will continue to actively pursue these investigations until the matter is satisfactorily resolved.

About Dun & Bradstreet® (D&B)

Dun & Bradstreet (NYSE:DNB) is the world’s leading source of commercial information and insight on businesses, enabling companies to Decide with Confidence® for 170 years. D&B’s global commercial database contains more than 205 million business records. The database is enhanced by D&B’s proprietary DUNSRight® Quality Process, which provides our customers with quality business information. This quality information is the foundation of our global solutions that customers rely on to make critical business decisions.

D&B provides solution sets that meet a diverse set of customer needs globally. Customers use D&B Risk Management Solutions™ to mitigate credit and supplier risk, increase cash flow and drive increased profitability; D&B Sales & Marketing Solutions™ to increase revenue from new and existing customers; and D&B Internet Solutions™ to convert prospects into clients faster by enabling business professionals to research companies, executives and industries, over the web.

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Contacts

Porter Novelli Media: Jack Newton, 404-995-4527 jack.newton@porternovelli.com OR Dun & Bradstreet Investor Relations: Roger Sachs, 973-921-5914 sachsr@DNB.com